Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
EXCO Resources, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-132551 and No. 333-133481) of EXCO Resources, Inc. and subsidiaries of our report dated March 16, 2007, with respect to the consolidated balance sheet of EXCO Resources, Inc. and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, shareholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2006 which report appears in the December 31, 2006 annual report on Form 10-K of EXCO Resources, Inc.

KPMG LLP

Dallas, Texas
March 16, 2007